Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street, NE Suite 1600 Atlanta, GA 30309 Tel: +1 (404) 572-4600 Fax: +1 404 572 5100 www.kslaw.com

July 20, 2021

Sharecare, Inc.

255 East Paces Ferry Road NE

Suite 700

Atlanta, GA 30305

Ladies and Gentlemen:

We have acted as counsel to Sharecare, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission on July 20, 2021, under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale, from time to time, by the selling holders identified in the Registration Statement (the “Selling Securityholders”) of up to an aggregate 47,306,667 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), consisting of up to (i) 42,560,000 shares of Common Stock (the “PIPE Shares”) issued in a private placement in connection with business combination between Falcon Capital Acquisition Corp. (“FCAC”), FCAC Merger Sub Inc., a wholly-owned subsidiary of FCAC, Sharecare, Inc. (“Legacy Sharecare”) and Colin Daniel, solely in his capacity as representative of the stockholders of Legacy Sharecare, and (ii) 4,746,667 shares of Common Stock (the “Sponsor Shares” and together with the PIPE Shares, the “Secondary Shares”) that are issuable upon the exercise of warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering (“IPO”) of FCAC. In addition, the Registration Statement covers the issuance of up to an aggregate of 16,246,667 shares of Common Stock (the “Primary Shares”), consisting of up to (i) 4,746,667 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants and (ii) 11,500,000 shares of Common Stock that are issuable upon the exercise of warrants issued in connection with the IPO (the “Public Warrants,” and together with the Private Placement Warrants, the “Warrants”). The Primary Shares and Secondary Shares are collectively referred to herein as the “Shares.” The shares of Common Stock issuable upon the exercise of the Warrants are referred to herein as the “Warrant Shares.”

In our capacity as such counsel, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed. In making such examination and in rendering the opinions set forth below, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion letter, we have relied, without independent verification, upon statements and representations of representatives of the Company and public officials.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, when the Registration Statement becomes effective under the Securities Act:

1.    the Shares will be duly authorized, validly issued, fully paid and non-assessable;

2.    the Warrants will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); and

3.    the Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms thereof, will be duly authorized, validly issued, fully paid and non-assessable.

The opinions expressed herein are limited in all respects to the federal laws of the United States of America and the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

The opinions expressed herein are given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions expressed herein. This opinion letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that forms a part thereof. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ King & Spalding LLP